UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SUSSEX BANCORP

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUSSEX BANCORP

200 Munsonhurst Road
Route 517
Franklin, NJ 07416

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 25, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of the holders of shares of Common Stock (the “Common Stock”) of Sussex Bancorp (the "Company"), the holding company for Sussex Bank (the “Bank”) will be held at the Crystal Springs Country Club, 1 One Wild Turkey Way, Hamburg, New Jersey, on April 25, 2007 at 10 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of four (4) Directors of the Company to serve for the terms described in the proxy statement or until their successors are elected and shall qualify; and

2.	Such other business as shall properly come before the Annual Meeting.

Holders of shares of Common Stock of record at the close of business on March 2, 2007 will be entitled to vote at the Annual Meeting or any postponement or adjournment.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting. A postage-paid return envelope is enclosed for your convenience.

If you are present at the Annual Meeting, you may vote in person even if you have already returned your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Donald L. Kovach

Donald L. Kovach
Chairman of the Board

Franklin, New Jersey
March 19, 2007

 IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

You are urged to sign and return the enclosed Proxy promptly in the envelope provided so that there may be sufficient representation at the Annual Meeting.

SUSSEX BANCORP
PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2007
___________________________________________________________

This Proxy Statement is being furnished to shareholders of Sussex Bancorp in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of stockholders to be held on April 25, 2007 at 10 a.m., at the Crystal Springs Country Club, 1 One Wild Turkey Way, Hamburg, New Jersey.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed to shareholders on or about March 19, 2007, is solicited by the Board of Directors of Sussex Bancorp (referred to throughout this Proxy Statement as the "Company" or "we"), the holding company for Sussex Bank (the "Bank") in connection with our Annual Meeting of Shareholders that will take place on Wednesday, April 25, 2007. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposal described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock of the Company as of the close of business on March 2, 2007 will be entitled to vote at the Annual Meeting. On March 2, 2007, there were outstanding and entitled to vote 3,168,665 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a "record" shareholder of Common Stock (that is, if you hold Common Stock in your own name in the Company's stock records maintained by our transfer agent, American Stock Transfer and Trust Company), you may complete and sign the accompanying proxy card and return it to the Company or deliver it in person.

"Street name" shareholders of Common Stock (that is, shareholders who hold Common Stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on such form.

Can I change my vote after I return my proxy card?

Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. You may change your vote either by submitting a proxy card prior to the date of the Annual Meeting or if you are a "record" holder of the Common Stock by voting in person at the Annual Meeting.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to elect directors?

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. The Board recommends a vote FOR management’s nominees to the Board of Directors.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interest of the Company. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.

ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors. Our Certificate of Incorporation provides for a Board of Directors divided into three (3) classes. For 2007, there are four (4) nominees for Director.

During 2006, Mr. Joel D. Marvil, a member of the Board for over fifteen years, passed away. We will miss his advice and assistance in managing the affairs of the Company.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom, except for Mr. Abbate, currently serves as a member of the Board. If elected, each nominee will serve until the 2010 Annual Meeting of Stockholders (other than Mr. Abbate who will serve until the 2009 Annual Meeting of Stockholders) and until his replacement has been duly elected and qualified. Mr. Abbate’s nomination was recommended to the Nominating Committee by a member of our senior management. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since (1) - Expires
Anthony Abbate, Director	67	President/CEO Interchange Bank Saddle Brook, New Jersey	2007 - 2009
Irvin Ackerson, Director	84	Excavating Contractor Oak Ridge, New Jersey	1976 - 2010
Richard Branca, Director	59	Owner/President, Bergen Engineering Company East Rutherford, New Jersey	2005 - 2010
Terry Thompson, Director	60	President and Chief Operations Officer of the Bank	2001 - 2010
___________________
(1) Includes prior service on the Board of Directors of the Bank prior to the formation of the Company, if applicable.

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 2007 ANNUAL MEETING

Name, Age and Position With the Company	Age	Principal Occupations During Past Five Years	Term of Office Since (1) - Expires
Mark J. Hontz, Director	40	Partner Hollander, Strelzik, Pasculli, Hinkes, Vandenberg & Hontz, L.L.C. Newton, New Jersey	1998 - 2009
Donald L. Kovach, Chairman of the Board, CEO and President	71	Chairman, CEO and President of the Company	1976 - 2009
Patrick Brady, Director	53	CEO, Heath Alliance for Care Hackettstown, New Jersey	2005 - 2008
Edward J. Leppert, Director	46	Edward J. Leppert, CPA	2002 - 2008
Richard Scott, Director	71	Dentist, Richard Scott, DDS Franklin, New Jersey	1976 - 2008
_______________________________
(1) Includes prior service on the Board of Directors of the Bank prior to the formation of the Company.

No Director of the Company is also a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The company encourages all directors to attend the Company’s annual meeting. Eighty-eight percent (88%) of the Company’s directors attended the 2006 annual meeting.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors and Committees

Meetings of the Board of Directors are held five times annually and as needed. The Board of Directors held six meetings in the year ended December 31, 2006. For the year ended December 31, 2006, each of the Company’s Directors attended at least 75% of the aggregate of the total number of meetings of the respective Board of Directors and the total number of meetings of committees on which the respective Directors served.

A majority of the board consists of individuals who are “independent” under the listing standards of the Nasdaq Stock Market (Donald L. Kovach and Terry Thompson are officers of the Bank and the Company and therefore not independent). The independent board members meet quarterly without any members not meeting the independence standard. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to One County Road 560, Sandyston, New Jersey 07826, which correspondence will go directly to the Chairman of the Audit Committee.

Code of Conduct

The Board of Directors has adopted a Code of Conduct governing the Company’s CEO and senior financial officers, as well as the Board of Directors, and officers and employees of the Company, as required by the Sarbanes-Oxley Act and SEC regulations. Our Code of Conduct governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Conduct is available on our website at www.sussexbank.com. We will also provide notice of any waivers from our Code of Conduct through our website.

Committees

The Board of Directors has a Compensation Committee, a Nominating Committee, and an Audit Committee.

Nominating Committee. The members of the Nominating Committee for 2006 were Edward Leppert, Joel D. Marvil and Richard W. Scott.  Each member of the Nominating Committee is independent, as such term is defined in the Nasdaq listing standards. The purpose of the Committee is to assess Board composition, size, additional skills and talents needed, and then identify and evaluate candidates and make recommendations to the Board regarding those assessments and/or candidates. The Committee recommends to the Board the nominees for election as directors, and considers performance of incumbent directors to determine whether to nominate them for re-election. The Nominating Committee will consider qualified nominations for directors recommended by shareholders. All shareholder recommendations are evaluated on the same basis as any recommendation from members of the Board or management of the Company. Recommendations should be sent to One County Road 560, Sandyston, New Jersey 07826. Any nomination for director should be received by the Secretary on or before November 30, 2007. Nominees should have a minimum of education, have experience in a senior executive position in a corporate or equivalent organization and have experience in at least one facet of the Company’s business or its major functions. The Nominating Committee has a written charter, which is available on our website at www.sussexbank.com.

Audit Committee. The Company’s Audit Committee consisted during 2006 of Directors Patrick Brady, Richard Branca, Edward J. Leppert (Chairman), Joel D. Marvil and Richard W. Scott. All Directors who served on the Audit Committee during 2006 are “independent” for purposes of the Nasdaq listing standards and, as required under the Sarbanes-Oxley Act, no member of the Audit Committee receives any form of compensation from the Company, apart from compensation for Board and Committee service. The Board has determined that Mr. Leppert qualifies as an “audit committee financial expert” as that term is defined by SEC Rules.

The Audit Committee is responsible for the selection of the independent accounting firm for the annual audit and to establish, and assure the adherence to, a system of internal controls. The Audit Committee reviews and accepts the reports of the Company’s independent auditors and regulatory examiners. The Audit Committee arranges for the Bank's directors' examinations through its independent certified public accountants, evaluates and implements the recommendations of the directors' examinations and interim audits performed by the Bank's internal auditor, receives all reports of examination of the Company and the Bank by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit

Committee is also responsible for the pre-approval of all non-audit services provided by its independent auditors. Non-audit services are only provided by the Company's auditors to the extent permitted by law. The Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.sussexbank.com. The Audit Committee met five (5) times during 2006.

Audit Committee Report

The Audit Committee meets periodically, and in any event, no less than once per quarter, to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit Committee meets with the Company’s independent auditors and the Company’s internal auditors, both whom have unrestricted access to the Audit Committee.

In connection with this year’s financial statements, the Audit Committee has reviewed and discussed the Company’s 2006 audited financial statements with the Company’s officers and Beard Miller Company, LLP, its independent auditors. We have discussed with Beard Miller Company, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also have received the written disclosures and letter from Beard Miller Company, LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with representatives of Beard Miller Company, LLP their independence with regard to all services provided.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on form 10-K for the fiscal year ended December 31, 2006 for filing with the U.S. Securities and Exchange Commission.

Patrick Brady
Richard Branca
Edward J. Leppert (Chairman)
Joel D. Marvil
Richard W. Scott

Compensation Committee. In 2006, the Compensation Committee consisted of Directors Richard Branca, Edward Leppert, Irvin Ackerson, and Mark J. Hontz (Chairman). Each member of the Compensation Committee is independent, as such term is defined in the Nasdaq listing standards. The purpose of the Compensation Committee is to review senior management’s performance and determines compensation, and review and set guidelines for compensation of all employees. The Compensation Committee does not delegate its authority regarding compensation. Mr. Kovach, our Chairman and CEO, provides input to the Committee regarding the compensation of our executive officers. Currently, no consultants are engaged or used by the Compensation Committee for purposes of determining or recommending compensation. In 2006, the Compensation Committee met once. The Board of Directors has adopted a written charter for the Compensation Committee which is available on our website at www.sussexbank.com.

Compensation Committee Interlocks and Insider Participation

No members of the Compensation Committee are or were officers or employees of the Company

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of shares of Common Stock as of March 2, 2007, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company described in this Proxy Statement under the caption "Executive Compensation" and (iv) all directors and executive officers of the Company as a group. Other than as set forth in this table, the Company is not aware of any individual or group that holds in excess of 5% of the outstanding Common Stock.

Name	Common Stock Beneficially Owned (1)		Percentage of Class
Anthony Abbate	1,000		0.03%

Irvin Ackerson	37,206	(2)	1.17%

Patrick Brady	2,152		.07%

Richard Branca	2,930	(3)	.09%

Mark J. Hontz	5,919	(4)	.18%

Donald L. Kovach	139,695	(5)(6)	4.38%

Edward J. Leppert	19,003	(7)	.60%

Richard Scott	59,544	(8)	1.87%

Terry Thompson	48,761	(9)	1.52%

Directors & Principal Officers as a Group	383,083		11.65%
_________________________
(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.

(2)	Includes 11,988 shares owned by Mr. Ackerson's wife. Also includes 7,779 shares purchasable upon the exercise of immediately exercisable stock options.
(3)	Also includes 1,050 shares purchasable upon the exercise of immediately exercisable stock options.
(4)	Also includes 2,100 shares purchasable upon the exercise of immediately exercisable stock options.
(5)
Includes 17,071 shares owned by Mr. Kovach’s wife, and 10,507 shares held by IRA’s for the benefit of Mr. Kovach and his spouse. Also includes 17,897 shares purchasable upon the exercise of stock options.

(6)	Includes 40,853 shares over which Mr. Kovach has voting authority as administrator for Sussex Bank Employee Stock Ownership Plan.
(7)
Includes 1,041 shares in the name of Edward Jones FBO Cynthia Leppert, IRA and 3,565 in the name of Edward Jones FBO Edward L. Leppert, IRA. Also includes 4,305 shares purchasable upon the exercise of immediately exercisable stock options

(8)	Also includes 7,779 shares purchasable upon the exercise of immediately exercisable stock options.
(9)	Includes 15,031 shares in the name of Sorrento Pacific Financial FBO Terry H. Thompson, IRA. Also includes 27,018 shares purchasable upon the exercise of immediately exercisable stock options.

Name of Beneficial Owner of More Than 5% of the Common Stock	Number of Shares Beneficially Owned (1)	Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	312,755	9.93%

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors, through its Compensation Committee, is responsible for establishing and monitoring the compensation of our executive officers. In setting compensation, the Committee’s objectives include:

•	Retaining those executive officers whose performance is critical to our long-term success and the creation of shareholder value through competitive base salaries;

•	Creating an environment in which we can attract additional members of senior management through competitive total compensation packages;

•	Creating incentives for management to meet or exceed short term performance criteria through a cash incentive plan; and

•
Rewarding management on a long-term basis, and aligning the long-term interests of management and the shareholders, by providing executive officers opportunities to acquire common stock, while providing an additional incentive for long-term service through vesting requirements.

We have not historically relied upon perquisites or other non-cash benefits as a material part of our executive’s compensation.

Base Salary

In setting base salary, the Committee takes into account the responsibilities of the position, the company’s overall performance with regard to both financial and non-financial results and compensation paid by peer group institutions. The Committee uses several sources in benchmarking our compensation. These sources include the Community Bankers Association Compensation Survey of New Jersey financial institutions, the W.R. Webber Associates Survey for New Jersey Financial Institutions and the Independent Community Bankers of America, looking both at all banks in the survey and at those with a comparable asset size. The Committee also considers the recommendations of our Chief Executive Officer. In setting 2006 base salaries, the Committee considered, among other things, surveys listed above and the contribution each executive made to reaching the financial goals of the company.

Executives of our Tri-State Insurance Agency, Inc. subsidiary are compensated pursuant to their negotiated employment agreements. These executives receive a base salary and personal commissions on the sale of insurance products actually placed by the executive as the agent of record. At the time we purchased the Tri-State Insurance Agency, we entered into employment agreements with each of the agency’s two principals in order to ensure that we would continue to receive the benefit of their services. Under these agreements, which expired in September of 2006, each executive was also entitled to receive a bonus equal to 25% of the amount by which the net before tax income of Tri-State exceeded a threshold amount. The bonus is to be paid in shares of restricted stock.

In September 2006, we entered into new employment agreements with each of the two executive officers of Tri-State. The new contracts eliminated the old bonus formula. However, Mr. George Lista, who is the Chief Executive Officer of Tri-State, is entitled to participate in the Executive Incentive and Deferred Compensation Plan discussed below.

Cash Bonus

In order to provide an incentive to achieve superior annual financial results, we provide executive officers with the opportunity to earn cash bonuses through our Executive Incentive and Deferred Compensation Plan. Bonuses are determined based upon our annual performance in three financial measures: earnings per share, return on assets and return on equity. The Plan compares our current year performance to our average performance in the five best of the last ten years. The percentage of our current year performance to our average high performance is calculated for each measure, and then compared to threshold (90%), target (100%) and stretch (150%) percentages of current performance to average high performance. Based upon these calculations, an executive’s bonus, if any, is calculated as a percentage of the executive’s base salary.

Given the different nature of the operations of Tri-State Insurance Agency, Mr. Lista has different performance measurements under the plan, although the calculation of his bonus amount works in the same way as the calculation for other plan participants. Mr. Lista’s measurements include Tri-State’s net profit before taxes, Tri-State’s total revenue and the commissions and fees generated by Tri-State’s non-executive producers.

Participants in the plan are permitted to defer their cash bonuses. Interest is accrued on deferred awards at a rate equal to the average interest rate earned on our investment portfolio, compounded monthly. Upon an executive’s termination of service, whether at normal retirement age or not, the executive or his or her beneficiary is entitled to receive the entire balance in the deferred account, paid out either as a lump sum payment or in periodic payments over time, as elected by the executive.

Equity Compensation

We believe that the opportunity for stock ownership is an important part of an executive’s overall compensation package and helps tie the executive’s interests to those of the shareholders. In the past, we have made an annual grant of options to our executive officers as part of their overall pay package. However, in 2006, our Compensation Committee instead elected to make grants of restricted stock rather than stock options. The Committee felt this change was appropriate for a number of reasons. First, the recent change in accounting practices, under which option grants must now be expensed, caused the Committee to reevaluate its traditional reliance on stock options. Options must be valued using the Black-Scholes formula, which may produce values for options which do not reflect their economic incentive to an employee. In addition, the Committee believed that grants of restricted stock, subject to an appropriate vesting period, may act as a more effective employee recruitment and retention tool, especially for a company whose stock is not widely traded. The absence of a deep and liquid market for our stock may make it more difficult for an employee to exercise an option, and therefore reduce its value as a retention tool. Equity grants were made at our first Board meeting of the new year, as the board was then able to review the company’s performance for 2005. In determining the amount of awards, the Committee took into account the Company’s performance, the executive’s performance, the executive’s total compensation package and peer group compensation. Our Compensation Committee will continue to review the effectiveness of restricted stock awards, and will continue to monitor whether restricted stock, stock options or a combination of the two is the more effective compensation tool.

Post-Employment Benefits

We do not offer a traditional pension plan to our employees or executives. We do offer an Employee Stock Ownership Plan, which is available to all employees who meet certain work criteria, including our executive officers. However, we have traditionally made limited contributions to the Employee Stock Ownership Plan, and do not believe it offers viable retirement benefits to our executive officers. We have therefore entered into Salary

Continuation Agreements with certain of our executive officers. Under these agreements, these officers will receive an annual retirement benefit equal to 35% of their average total compensation for the five years prior to their termination of service. However, with regard to Mr. Kovach, to the extent he continues to work past age 70, his benefit will be increased 4% per year for each year he works past age 70 until his retirement. Payments will be made for fifteen years. We believe it is important to provide our executives with some type of retirement benefit in order to remain competitive with peer group institutions and retain our senior management.

Several of our executive officers have change in control provisions in their employment agreements which provide for cash payments and the continuation of benefits in certain circumstances. In each of these agreements, a “double trigger” is required for the executive officer to receive benefits. Benefits are not triggered merely by the change in control. The change in control must be accompanied by the loss of the executive’s job, or the resulting company in the transaction taking other adverse action against the executive, such as demoting the executive or relocating their place of employment without their consent. We believe that these agreements strike the correct balance between ensuring that the shareholders will continue to receive the benefit of the executive’s full focus, even during the disruption of a sale of the company, and providing sufficient protection to our executive officers. See “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these change in control provisions.

In determining the total compensation for our executive officers, we seek to be highly competitive with our peer institutions and seek to attract and retain high performing employees, while not being a compensation leader.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on form 10-K for the fiscal year 2006 as well as in this proxy statement.

Richard Branca
Edward Leppert
Irvin Ackerson
Mark J. Hontz (Chairman)

EXECUTIVE COMPENSATION

The following table sets forth compensation paid to the CEO, our Chief Financial Officer and the three other most highly compensated executive officers of the Company earning in excess of $100,000 (the “named executive officers”) as of the fiscal year ended December 31, 2006.

EXECUTIVE COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensa- tion ($)	All Other Compensa- tion ($)	Total ($)
Donald L Kovach, Chairman of the Board and CEO	2006	$245,523	$ 0	$1,500	$1,932	$47,027(2)	$ 83,492(3)	$379,474
Candace Leatham, Executive Vice President, Principal Financial Officer	2006	$ 94,380	$ 0	$1,125	$ 966	$ 10,832	$ 7,545	$114,848
George B. Harper, President, Tri-State Insurance Agency, Inc.	2006	$ 50,000	$25,162(4)	$ 750	$1,369	$ 0	$ 97,109(5)	$174,390
George Lista, Chief Operating Officer, Tri-State Insurance Agency, Inc.	2006	$120,000	$25,162(4)	$ 750	$1,369	$ 0	$ 202,008(6)	$349,289
Terry Thompson, President and COO of the Bank	2006	$133,370	$ 0	$1,500	$1,499	$ 19,146	$ 74,399(7)	$231,914

(1)
Equity award expense was calculated pursuant to the Black-Scholes valuation formula. See Note 15 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions underlying the valuation. No options were granted to any named executive officers during 2006. The amounts set forth represent our expense associated with options granted in prior years pursuant to SFAS 123(R).

(2)	Receipt of this bonus was deferred by Mr. Kovach under our Executive Incentive and Deferred Compensation Plan.
(3)	Includes $63,893 accrued by the Company under the Supplemental Executive Retirement Plan for Mr. Kovach.
(4)
Under the employment agreements in effect with Messrs. Harper and Lista through September, 2006, each was entitled to a bonus equal to 25% of the amount by which the net before tax income of Tri-State exceeded a threshold amount. The bonus, while calculated as a dollar amount, was paid in shares of stock based upon the fair market value of the stock at the time the bonus was earned. Each of Messrs. Harper and Lista were issued 1,684 shares of the Company’s stock.

(5)	Includes $92,100 in commission payments from the sale of insurance products.
(6)	Includes $190,399 in commission payments from the sale of insurance products.
(7)	Includes $62,030 accrued by the Company under the Supplemental Executive Retirement Plan for Mr. Thompson.

GRANTS OF PLAN BASED AWARDS

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)
Donald L Kovach	$24,623	$49,245	$73,868	500	0
Candace Leatham	$ 5,672	$11,343	$17,015	375	0
George B. Harper	$ 0	$ 0	$ 0	250	0
George Lista	$ 0	$ 0	$ 0	250	0
Terry Thompson	$10,025	$20,049	$30,074	500	0

The Company and the Bank are parties to an Amended Employment Agreement with Mr. Donald L. Kovach pursuant to which he serves as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank (the “Employment Agreement”). The Employment Agreement, as amended, provides for a term ending on August 31, 2007, although it will be automatically extended on each anniversary date for up to two additional one-year periods unless either party provides notice of their intention not to extend the contract. The Employment Agreement provides that Mr. Kovach will receive a base salary of $223,300, subject to increase or decrease, and he may be granted a discretionary bonus, in cash or equity, as determined by the Board of Directors. He will also receive customary fringe benefits, including an automobile or cash allowance, consistent with his position as CEO of the Bank. The Employment Agreement permits the Company to terminate Mr. Kovach's employment for cause at any time. The Employment Agreement defines cause to mean personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, rule or regulation, other than traffic violations or similar offenses, or violation of a final cease and desist order, or a material breach of any provision of the Agreement. In the event Mr. Kovach is terminated for any reason other than cause, or in the event Mr. Kovach resigns his employment because he is reassigned to a position of lesser rank or status than President and Chief Executive Officer, his place of employment is relocated by more than 30 miles from its location on the date of the Agreement, or his compensation or other benefits are reduced, Mr. Kovach, or in the event of his death, his beneficiary, will be entitled to receive his base salary at the time of such termination or resignation for the remaining term of the Agreement. In addition, the Company will continue to provide Mr. Kovach with certain insurance and other benefits through the end of the term of the Agreement. The Employment Agreement also prohibits Mr. Kovach from competing with the Bank and the Company for a period of one year following termination of his employment.

The Company and the Bank are parties to an employment agreement with Terry Thompson. Under this agreement and an automatic extension of the original term, Mr. Thompson will serve as President of the Bank for a period ending on January 23, 2008. Under the agreement, Mr. Thompson is to receive a base salary of $110,000, subject to any increase or decrease at the discretion of the Board of Directors. Mr. Thompson may also be entitled to receive a bonus, if granted in the discretion of the Board of Directors, and he will receive customary fringe benefits, including an automobile or cash allowance, consistent with his position as President of the Bank. Mr. Thompson may be terminated for “cause”. Cause is defined in Mr. Thompson’s agreement in substantially the same way it is defined in Mr. Kovach’s agreement. In the event he is terminated without “cause”, he will be entitled to receive his then current base salary for the remaining term of the agreement, and the Company will be obligated to continue his health benefits for such period. Mr. Thompson’s agreement also contains a covenant not to compete, whereby Mr. Thompson is prohibited for a period of one year after termination of his employment from affiliating with any enterprise which competes with the Company in the counties which the Company is conducting business on the date of termination.

The Company has entered into Salary Continuation Agreements with each of Messrs. Kovach and Thompson. Under these agreements, these officers will receive an annual retirement benefit equal to 35% of their average total compensation for the five years prior to their termination of service. However, with regard to Mr. Kovach, to the extent he continues to work past age 70, his benefit will be increased 4% per year for each year he works past age 70 until his retirement. Payments will be made for fifteen years.

In September, 2006, our Tri-State Insurance Agency subsidiary entered into employment agreements with each of Messrs. Harper and Lista. Under Mr. Lista’s agreement, he is to serve as the CEO of Tri-State for a term of five (5) years. The term of the agreement will automatically renew for two additional one (1) year periods unless either Mr. Lista or Tri-State provides notice of an intention not to renew. Mr. Lista is to receive a base salary of $140,000 annually, which is to be adjusted each January 1 to reflect the increase in the consumer price index. Mr. Lista is also entitled to receive commissions on insurance products sold by him, and he is also entitled to participate in our Executive Incentive and Deferred Compensation Plan. Mr. Lista may be terminated for cause, which is defined in the same manner as in Mr. Kovach’s agreement. In the event Mr. Lista’s employment is terminated other than for cause, he will be entitled to receive his then current base salary and insurance benefits for the remaining term of the agreement.

The terms of Mr. Harper’s agreement are substantially similar to those of Mr. Lista’a agreement, except that he is to serve as the President of Tri-State, the term of his agreement is three (3) years, his base salary is $50,000 per year, and he does not participate in our Executive Incentive and Deferred Compensation Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Donald L. Kovach	2,619 10,500 4,778	0	$ 9.43 15.62 14.257	01/22/2013 01/07/2014 01/25/2015	500	$7,500
Candace Leatham	7,875 3,584	0	$ 15.62 14.257	01/07/2014 01/25/2015	375	$5,625
George B. Harper	5,237 5,250 2,389	0	$ 9.57 15.62 14.257	04/23/2013 01/07/2014 01/25/2015	250	$3,750
George Lista	5,237 5,250 2,389	0	$ 9.57 15.62 14.257	04/23/2013 01/07/2014 01/25/2015	250	$3,750
Terry Thompson	3,969 7,771 10,500 4,778	0	$ 9.478 9.43 15.62 14.257	01/23/2012 01/22/2013 01/07/2014 01/25/2015	500	$7,500

OPTION EXERCISES AND STOCK VESTED

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donald L Kovach	0	$0	2,619	$24,697
Candace Leatham	1,309	6,846	1,309	12,344
George B. Harper	1,103	6,287	1,310	12,537
George Lista	0	0	1,310	12,537
Terry Thompson	0	0	1,964	18,521

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Donald L. Kovach	$51,982	$63,893(1)	$1,676	$ 0	$604,130
Terry Thompson	$ 0	$62,030(1)	$ 0	$ 0	$164,710

(1) Represents the expense accrued by the Company in connection with Supplemental Executive Retirement Programs established for Messrs. Kovach and Thompson

Potential Payments upon Termination or Change-in-Control

Mr. Kovach's Employment Agreement provides that upon the occurrence of a change in control of the Company, and in the event Mr. Kovach is subsequently terminated for reasons other than cause or in the event Mr. Kovach, within 18 months of the change in control, resigns his employment for good cause, he will be entitled to receive a lump sum severance payment equal to 2.99 times his then current base salary. A change of control is defined under Mr. Kovach’s agreement to include:
•	A reorganization, merger or consolidation in which Sussex Bancorp is not the surviving entity;
•	A turn over in the majority of the Board of Directors;
•	The happening of an event requiring a filing of a Current Report on Form 8-K with the SEC disclosing a change in control; or
•	Any person acquiring, or making a tender offer which has been accepted for, twenty-five percent (25%) of the Company’s outstanding stock.

Mr. Kovach may resign for good cause if, after a change in control, he experiences any:
•	Loss of title, office or responsibility;
•	Reduction in his compensation or benefits; or
•	Relocation of his principal place of business by more than thirty (30) miles.

If a change in control were to have occurred at year end 2006 and Mr. Kovach’s employment was terminated, or if he resigned for good cause, he would have been entitled to a lump sum payment of $736,213. Mr. Kovach would also be entitled to continuation of his health, medical, hospital and life insurance benefits for a period of three years. Mr. Kovach’s severance benefits will be reduced, however, to the extent they would constitute an “excess parachute payment” under Section 280G of the Internal revenue Code of 1986, as amended.

Mr. Thompson’s agreement contains a change in control provision substantially similar to the one contained in Mr. Kovach’s agreement described above. If a change in control were to have occurred at year end 2006 and Mr. Thompson’s employment was terminated, or if he resigned for good cause, he would have been entitled to a lump sum payment of $399,643. Mr. Thompson would also be entitled to continuation of his health, medical, hospital and life insurance benefits for a period of three years. Mr. Thompson’s severance benefits will be reduced, however, to the extent they would constitute an “excess parachute payment” under Section 280G of the Internal revenue Code of 1986, as amended.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Irvin Ackerson(2)	$10,400	$1,475	0	$11,875
Patrick Brady	22,900	1,475	0	24,375
Richard Branca (3)	15,900	1,475	0	17,375
Mark J. Hontz (4)	16,600	1,475	0	18,075
Edward J. Leppert (5)	26,000(6)	1,475	0	27,475
Joel Marvil	11,800	1,475(7)	0	13,275
Richard Scott(8)	23,600	1,475	0	25,075

(1)
See Note 15 to the Company’s Consolidated Financial Statements in our Annual Report on form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions underlying the valuation.

(2)	At December 31, 2006, Mr. Ackerson held options to purchase 7,779 shares.
(3)	At December 31, 2006 Mr. Branca held options to purchase 1,050 shares
(4)	At December 31, 2006, Mr. Hontz held options to purchase 2,100 shares.
(5)	At December 31, 2006, Mr. Leppert held options to purchase 4,305 shares.
(6)	Mr. Leppert deferred $7,300 of this amount pursuant to our Directors Deferred Compensation Agreement.
(7)	This award was forfeited upon Mr. Marvil’s death.
(8)	At December 31, 2006, Mr. Scott held options to purchase 7,779 shares.

Our Directors receive an annual retainer of $5,500. In addition, Directors receive a per-meeting fee of $500. Members of our committees also receive fees for serving as the Chair of a committee or as a member of the committee. The Chair of our Audit Committee receives a per meeting fee of $1,500 and committee members receive a per meeting fee of $1,000. The Chairs of our other committees receive per meeting fee of $1,000, and committee members receive a per meeting fee of $500.

Director Deferred Compensation

In July 2006, the Board of Directors adopted a form of Director Deferred Compensation Agreement for both the Bank and the Company (the “DCA”). Under the terms of the DCA, a director may elect to defer all or a portion of his fees for the coming year. Under the DCA, only the payment of the compensation earned is deferred, and there is no deferral of the expense in the Company’s financial statements related to the participant’s deferred compensation, which will be charged to the Company’s income statement as an expense in the period in which the participant earned the compensation. The deferred amounts are credited with earnings at a rate equal to the average interest rate earned by the Bank on its investment portfolio.

The participant’s benefit will be distributed to the participant or his beneficiary upon a change in control of the Company, the termination of the DCA, the occurrence of an unforeseeable emergency, the termination of the participant’s affiliation with the Company, the participant’s retirement or the participant’s death or disability. Upon distribution, a participant’s benefit will be paid in monthly installments over a period of ten (10) years.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank's business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Other then the ordinary course lending transactions described above, which must be approved by the Bank’s Board under bank regulatory requirements, all related party transactions are reviewed and approved by our Audit Committee. This authority is provided to our Audit Committee under its written charter. In reviewing these transactions, our Audit Committee seeks to ensure that the transaction is no less favorable to the Company than a transaction with an unaffiliated third party. During 2006, there were no transactions with related parties which would not have been required to be approved by our Audit Committee, and there were no related party transactions not approved by our Audit Committee.

Required Vote

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

INDEPENDENT AUDITORS

The Company's independent auditors for the fiscal year ended December 31, 2006 were Beard Miller Company LLP. Beard Miller Company LLP has advised the Company that one or more of its representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

Principal Accounting Firm Fees
Aggregate fees billed to the company for the fiscal years ended December 31, 2006 and 2005 by the Company’s principal accounting firm, Beard Miller Company, LLP, are shown in the following table:

	Fiscal Year Ended December 31
	2006	2005
Audit Fees(1)	$76,745	$67,299
Audit-Related Fees(2)	24,745	23,564
Tax Fees(3)	18,300	0
All Other Fees	$0	$0
Total Fees	$120,034	$90,863

(1)
Includes professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in Forms 10-Q and 4th quarter financial information review, or services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.

(2
)Assurance and related services reasonably related to the performance of the audit or review of financial statements include the following: consultation with adopting SFAS No. 123(R), employee benefit plan audits, review of preliminary Section 404 internal control documentation, and various accounting technical consultations.

(3)	Tax fees include the following: preparation of state and federal tax returns, Pennsylvania bankshare tax return and assistance with calculating estimated tax payments for 2006.

COMPLIANCE WITH SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that, with the exceptions noted below, all persons associated with the Company and subject to Section 16(a) have made all required filings for the fiscal year ended December 31, 2006:

Each of Mr. George Lista, Patrick Brady and Richard Branca filed one Form 4 late for the purchase of our common stock.

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company's 2008 proxy material must be received by the secretary of the Company no later than December 1, 2007.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

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SUSSEX BANCORP
REVOCABLE PROXY FOR
ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2007
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Edward J. Leppert and Mark J. Hontz and each of them, with full power of substitution, to vote all of the shares of Sussex Bancorp (the "Company") standing in the undersigned's name at the Annual Meeting of Shareholders of the Company, to be held at 10:00 a.m., at Crystal Springs Country Club, One Wild Turkey Way, Hamburg, New Jersey on Wednesday, April 25, 2007 and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified below. If no choice is specified, the proxy will be voted "FOR" Management's nominees to the Board of Directors.

(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF SHAREHOLDERS OF

SUSSEX BANCORP

April 25, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

êPlease detach along perforated line and mail in the envelope provided. ê
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.     Election of the following four (4) nominees to each serve on the Board of Directors for the term described below and until their successors areelected and duly qualified:
                                                                  NOMINEES:
☐FOR ALL NOMINEES                               ¡   Anthony Abbate
☐WITHHOLD AUTHORITY                             ¡   Irvin Ackerson
     FOR ALL NOMINEES                                     ¡   Richard Branca
☐FOR ALL EXCEPT                                          ¡   Terry Thompson
     (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ●
2. In their discretion, such other business as may properly come before the meeting. PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

To change the addess on your account, please check the box at right and
indicated  your  new address in  the address space above. Please note that                           ☐
changes to  the registered name(s) on the account  may not be submitted via this method.

Signature of Shareholder ________________________________________ Date: ________________  Signature of Shareholder  ________________________________________ Date: ________________
NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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